Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-59118, 33-81336, 333-19993, 333-46789 and 333-71588 of Fresh Choice, Inc. on Form S-8 of our report dated February 14, 2003 appearing in this Annual Report on Form 10-K of Fresh Choice, Inc. for the year ended December 29, 2002.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

San Jose, California

March 19, 2003